Exhibit 10.4

Execution Version

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of January 7, 2021, by and among comScore, Inc. (the “Company”) and the other entities set forth on the signature pages hereto (each, a “Holder” and collectively, the “Holder”). The Company and the Holders are each sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Holders hold all of the outstanding Senior Secured Convertible Notes of the Company (as amended, the “Notes”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into separate Series B Convertible Preferred Stock Purchase Agreements (collectively, the “Purchase Agreements”) with each of Charter Communications Holding Company, LLC, Qurate Retail, Inc. and Pine Investor, LLC (collectively, the “Investors”) in the forms attached hereto as Exhibit A, Exhibit B and Exhibit C, respectively, pursuant to which the Investors will purchase shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company pursuant to the terms and subject to the conditions set forth in the Purchase Agreements (the “Preferred Stock” and the transactions contemplated by the Purchase Agreements, the “Transactions”);

WHEREAS, in compliance with Section 16 of the Notes, the Company and the Holders, which together represent the Required Holders (as defined in the Notes), desire to enter into this Agreement with respect to the Notes, which Agreement includes the waiver and amendment of certain provisions contained therein;

WHEREAS, this Agreement shall be binding on current and future holders of all Notes as of the execution and delivery of this Agreement by the Company and the Holders (such time, the “Effective Time”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Unless otherwise specified herein, all capitalized terms used and not defined herein shall have the meanings ascribed to them in the Notes.

2. Prepayment.

2.1 In connection with, and contemporaneously with, the closing of the Transactions (the “Closing”), the Company shall pay, or direct the Investors to pay out of the proceeds of the Transactions, to the Holders an amount of cash representing the sum of (x) the amount set forth opposite such Holder’s name in column (2) of Exhibit D attached hereto, (y) any accrued and unpaid Interest as of the date of the Closing (the “Closing Date”) with respect to the Notes held by such Holders immediately prior to the Closing (including any Notes converted pursuant to the Closing Conversion (as defined below)) and (z) any accrued and unpaid Late Charges with respect to such Principal and Interest on such Notes as of the Closing Date, by wire transfer of immediately available funds in accordance with wiring instructions set forth opposite such Holder’s name in column (3) of Exhibit D attached hereto (the “Prepayment Consideration”); provided, however, that, to the extent permitted under the terms of the Notes, the Company may elect, in its sole discretion, to pay any accrued and unpaid Interest on the Notes, in whole or in part, in Interest Shares (calculated in accordance with the terms of the Notes) and any such Interest Shares shall be deemed “Closing Shares” for all purposes of this Agreement. In the event the Company elects to pay any such Interest Shares, the Company shall provide the Holders at least ten (10) Trading Days’ prior written notice of the Closing Date and the Closing Date shall be deemed an Interest Date for purposes of determining the related Interest Conversion Price . Subject to the Holders’ right to convert the Notes prior to Closing pursuant to the Closing Conversion, upon receipt by the Holders of the Prepayment Consideration on the Closing Date, and in consideration thereof, (i) the Securities Purchase Agreement, the Security Documents, the Notes and any other Transaction Documents still in effect shall be automatically terminated, cancelled and of no further force and effect and each of the Company, the Holders and the Collateral Agent shall have no further obligations, duties, commitments or responsibilities in connection with the Securities Purchase Agreement, the Security Documents, the Notes or any other Transaction Documents still in effect, (ii) all security interests, liens, mortgages, assignments or other encumbrances that Collateral Agent or any Holder has or may have against the assets of the Company and any Subsidiaries of the Company or against any other assets securing the Notes, shall automatically and irrevocably terminate and be of no further force or effect, (iii) the Notes shall be discharged and satisfied, and (iv) each of the Securities Purchase Agreement, the Security Documents, the Notes and any other Transaction Documents still in effect shall terminate and have no further force or effect. The transactions described in this Section 2 are to be referred to hereinafter as the “Prepayment.” For the avoidance of doubt, the amount of the Prepayment Consideration shall not be reduced as a result of the Closing Conversion.

2.2 The Company shall provide at least three (3) Business Days’ prior written notice of the anticipated Closing Date. Prior to the Closing, the Holders shall be permitted to exercise their conversion rights under the Notes, and any such shares shall be deemed Closing Shares (as defined below) for purposes hereof; provided that the Holders hereby agree not to convert any of the outstanding and unpaid Conversion Amount into more than an aggregate amount of 3,150,000 shares of common stock, par value $0.001 per share of the Company (“Common Stock”) (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock after the date hereof) (any such conversion, the “Closing Conversion”). Each Holder shall be expressly permitted to deliver a Conversion Notice with respect to the Closing Conversion to the Company at any time prior to the Closing and to condition the Closing Conversion upon the occurrence of the Closing.

2.3 Notwithstanding anything in the Securities Purchase Agreement, the Security Documents, the Notes or any other Transaction Documents, to the extent that the Prepayment or any other transaction contemplated by this Agreement would not be permitted by the terms of the Securities Purchase Agreement, the Security Documents, the Notes or any other Transaction Documents still in effect, by their signature below, the Holders, in all requisite capacities, do hereby consent to the Prepayment and the other transactions contemplated by this Agreement, subject only to the receipt of the Prepayment Consideration and the Closing Conversion, all in accordance with the terms of this Agreement.

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2.4 At least two (2) Business Days prior to the Closing Date, the Holders shall deliver to the Company a duly executed payoff letter evidencing the payoff of all outstanding Principal, any accrued and unpaid Interest and any unpaid Late Charges on such Principal and Interest under, and the release of any liens and encumbrances in respect of, the Notes and the termination of any guarantees or similar obligations (in each case, in accordance therewith), subject only to the receipt of the Prepayment Consideration on the Closing Date and the Closing Conversion, in the form attached hereto as Exhibit E.

2.5 Notwithstanding anything herein to the contrary, the Interest payable with respect to the Interest Date of January 4, 2021 shall be made pursuant to the terms and conditions of the Notes as modified by that certain Side Letter dated as of December 26, 2020 by and among the Parties (the “Side Letter”).

3. Company Covenant. The Company agrees that on or before 5:30 p.m., New York City time, on the first Business Day after this Agreement has been executed (the “Disclosure Time”), the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement and the Purchase Agreements and any other material, nonpublic information that the Company has provided to any Holder or any of its Affiliates at any time prior to the date hereof in a form as would be required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and attaching this Agreement, the Purchase Agreements and any material exhibit attached to the Purchase Agreements ( the “8-K Filing”). From and after the filing of the 8-K Filing, no Holder nor any of its Affiliates shall be in possession of any material, non-public information received from the Company or any of its officers, directors, employees, Affiliates or agents. In addition, effective upon the earlier of the Disclosure Time and the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, including any agreement or acknowledgement restricting purchases or sales of securities relating to the possession of material non-public information, whether written or oral with Company, any of its Subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and any Holder or any of its Affiliates, on the other hand, including, without limitation, that certain Confidentiality Agreement dated as of December 26, 2020 by and between the Company and Starboard Value LP (as amended, the “Confidentiality Agreement”), shall terminate and be of no further force or effect; provided that, for the avoidance of doubt, the foregoing shall not be deemed to terminate any obligations set forth in the Confidentiality Agreement, including any “standstill” or similar obligations, other than such confidentiality or similar obligations. From and after the date hereof, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, Affiliates, employees and agents, not to, provide any Holder with any material, nonpublic information regarding the Company or any of its Subsidiaries without the express prior written consent of such Holder. To the extent that the Company delivers any material, non-public information to a Holder without such Holder’s express prior written consent, the Company hereby covenants and agrees that such Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, Affiliates or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, Affiliates or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Holders and its Affiliates will rely on the foregoing representations in effecting transactions in securities of the Company.

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4. Restrictions on Transfer.

4.1 Each Holder agrees not to, without the prior written consent of the Board, directly or indirectly, (i) transfer, sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock beneficially owned by the Holders as of the Closing Date (the “Closing Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of such Closing Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified collectively in clauses (i) – (ii), a “Transfer”), in each case, to (A) any Person (other than a Holder or any of its Affiliates, as of the date hereof) that has been identified on the most recent “SharkWatch 50” list, or any publicly disclosed Affiliate funds of such Person, (B) a Person set forth on Schedule 1 attached hereto or (C) a Person set forth on Schedule 2 attached hereto, in each case, to the extent that the identity of the transaction counterparty can be reasonably ascertained and such Person meets the applicable definition thereof to such Holder’s knowledge after reasonable inquiry (excluding (x) any block trade in which a broker-dealer will attempt to sell the shares to a third-party as agent or other similar transactions with a financial intermediary, (y) any Transfers into the public market pursuant to a bona fide, broadly distributed underwritten public offering or (z) Transfers through a bona fide sale to the public, which is not directed at a particular transferee, without registration effectuated pursuant to Rule 144). Each Holder further agrees not to, without the prior written consent of the Board, directly or indirectly, Transfer the Notes prior to the valid termination of this Agreement.

4.2 Any attempt to Transfer in violation of the terms of Section 4.1 above shall be null and void ab initio and no right, title or interest therein or thereto shall be transferred to the purported transferee. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such attempted Transfer on its records.

4.3 The restrictions on transfer set forth in any Purchase Agreement or agreement entered into in connection with any Purchase Agreement (a “Purchase Document”) are not more advantageous to the Investors than the transfer restriction set forth in this Section 4. If, and whenever on or after the date hereof, in the event the transfer restrictions contained in any Purchase Document is amended, modified or waived, then (i) the Company shall provide notice thereof to the Holders as promptly as practicable following the occurrence thereof and (ii) the terms and conditions of this Section 4 shall be, without any further action by any Holder or the Company, automatically amended and modified in an economically equivalent manner such that the Holders shall receive the benefit of such more favorable terms and/or conditions (as the case may be). Notwithstanding the foregoing, the Company agrees, at its expense, to take such other actions (such as entering into amendments to this Agreement) as any Holder may reasonably request to further effectuate the foregoing. The provisions of this paragraph shall apply similarly and equally to each Purchase Document or each amendment thereto.

5. Standstill.

5.1 Each Holder agrees that, from the date hereof to the date that is twelve (12) months following the Closing Date (the “Standstill Period”), none of it or its Affiliates under its control (or anyone acting on behalf of or at the direction of any of such Persons) will, directly or indirectly, do any of the following unless requested or approved in advance in writing by the Company:

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i.

engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

ii.

form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit F, but does not include any other entities or persons not identified on Exhibit F as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of a Holder to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

iii.

deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of the Holders and otherwise in accordance with this Agreement;

iv.

seek, or knowingly encourage any Person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

v.

(A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Holders or their controlled Affiliates and the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

vi.	seek, alone or in concert with others, representation on the Board;

vii.

knowingly seek to advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with this Agreement; or

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viii.

make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

6. Support.

6.1 Each Holder hereby irrevocably and unconditionally agrees that at any meeting of stockholders of the Company held for the purpose of approving the Transaction on or prior to July 1, 2021, such Holder shall appear at such meeting or otherwise cause all shares of Common Stock beneficially then owned and entitled to be voted by such Holder, if any (the “Subject Shares”) to be counted as present at such meeting for the purpose of establishing a quorum and vote or execute consents with respect to (or cause to be voted or consents to be executed with respect to) all Subject Shares beneficially owned and entitled to be voted by such Holder as of the applicable record date, if any, in favor of the approval of the Transaction and any other related proposals presented by the Company at such meeting necessary to complete the Transactions and the other transactions contemplated by the Purchase Agreements (including any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held), and against any action or agreement that is not recommended by the Board that is presented in order to and would reasonably be expected to materially impede, frustrate, interfere with, delay, discourage, postpone or adversely affect the Transactions and the other transactions contemplated by the Purchase Agreements. Any attempt by a Holder to vote, consent or express dissent with respect to (or otherwise utilize the voting power of) the Subject Shares in contravention of this Section 6.1 shall be void ab initio.

6.2 In addition to the foregoing, each Holder hereby irrevocably and unconditionally agrees that at the Company’s 2021 annual meeting of stockholders and each other annual or special meeting of stockholders of the Company that occurs from the Closing Date until the end of the Standstill Period, such Holder shall appear at such meeting or otherwise cause all Closing Shares beneficially owned and entitled to be voted by such Holder to be counted as present at such meeting for the purpose of establishing a quorum and vote or execute consents with respect to (or cause to be voted or consents to be executed with respect to) all Closing Shares beneficially owned and entitled to be voted by such Holder as of the applicable record date, if any, (A) in favor of all directors nominated by the Board for election, (B) in favor of the ratification of the appointment of the Company’s registered public accounting firm for the fiscal year ended December 31, 2021 (or 2022, as applicable), (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at such meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal presented at such meeting (other than proposals relating to the election of directors), such Holder shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation. Any attempt by a Holder to vote, consent or express dissent with respect to (or otherwise utilize the voting power of) the Closing Shares in contravention of this Section 6.2 shall be void ab initio.

6.3 Each Holder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request to the extent necessary to effectively carry out the transactions contemplated by this Section.

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7. Release.

7.1 Effective upon the Closing, each of the Holders, on such Holder’s own behalf and on behalf of each of such Holder’s current, past and future officers, directors, partners, general partners, limited partners, managing directors, members, managers, stockholders, trustees, shareholders, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Holder Releasing Parties”), (i) agrees that each of the Company and the Company’s Subsidiaries and each of their respective Affiliates (collectively, the “Company Released Parties”) shall not have any liability, obligation or responsibility to any of the Holder Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances, or matters with respect to, or arising out of or related to, the Transactions, the Securities Purchase Agreement, the Security Documents, the Notes and any other Transaction Documents (and any other agreements, arrangements or understandings between the Parties with respect to the foregoing) occurring at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and (ii) hereby irrevocably and unconditionally releases, waives and discharges each of the Company Released Parties from any and all obligations, responsibilities, debts and any other actions, causes of action, suits, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, liabilities, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which any Holder Released Party ever had, now has or hereafter can, shall or may, have against any Company Released Party for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, at any time in the past until and including the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown arising out of or relating to the claims described in item (i) of this Section 7.1, with the exception of, for each of items (i) and (ii) of this Section 7.1, with respect to the applicable Company Released Party, any obligations or liabilities under this Agreement, the Side Letter or the Confidentiality Agreement, including the Closing Conversion (the “Company Released Claims”).

7.2 Effective upon the Closing, each Holder Releasing Party irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any litigation, lawsuit or any other proceeding of any kind against any Company Released Party, based on any Company Released Claim.

7.3 Effective upon the Closing, the Company, on behalf of itself and its Subsidiaries and each of their respective current, past and future officers, directors, partners, general partners, limited partners, managing directors, members, managers, stockholders, trustees, shareholders, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Company Releasing Parties”), (i) agrees that the Holders and each of their respective Affiliates (collectively, the “Holder Released Parties”) shall not have any liability, obligation or responsibility to any of the Company Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances, or matters with respect to,

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or arising out of or related to, the Transactions, the Securities Purchase Agreement, the Security Documents, the Notes and any other Transaction Documents (and any other agreements, arrangements or understandings between the parties with respect to the foregoing) occurring at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and (ii) hereby irrevocably and unconditionally releases, waives and discharges each of the Holder Released Parties from any and all obligations, responsibilities, debts and any other actions, causes of action, suits, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, liabilities, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which the Company or any Company Subsidiary ever had, now has or hereafter can, shall or may, have against any Holder Released Party for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, at any time in the past until and including the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown arising out of or relating to the claims described in item (i) of this Section 7.3, with the exception of, for each of items (i) and (ii) of this Section 7.3, with respect to the applicable Holder Released Party, any obligations or liabilities under this Agreement, the Side Letter or the Confidentiality Agreement, including the Closing Conversion (the “Holder Released Claims”).

7.4 Effective upon the Closing, each Company Releasing Party irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any litigation, lawsuit or any other proceeding of any kind against any Holder Released Party, based on any Holder Released Claim.

8. Effectiveness; Conflicts. The agreements set forth in this Agreement shall become effective as of the Effective Time. In the event of any conflict between: (i) this Agreement, on the one hand; and (ii) the Notes, the Securities Purchase Agreement, the Security Documents, the Side Letter or any other Transaction Document still in effect, on the other hand, this Agreement shall control.

9. Mutual Representations and Warranties. Each Holder, severally and not jointly, represents and warrants to the Company, and the Company represents and warrants to each Holder as of the date hereof and as of the Closing Date that: Such Person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement; This Agreement has been duly executed and delivered on behalf of such Person, and this Agreement constitutes the valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; The execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations hereunder.

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10. Fees and Expenses. Except as otherwise set forth herein, each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party.

11. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party pursuant to the provisions of Section 13 of this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof to the fullest extent enforceable under applicable law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12. Remedies. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, unless this Agreement has been validly terminated in accordance its terms, the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any of the courts referred to in Section 11, in addition to any other remedy to which they are entitled at law or in equity. Subject to this Section 12, each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties hereto further agree that by seeking the remedies provided for in this Section 12, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including, subject to the limitations hereof, monetary damages) in the event that the remedies provided for in this Section 12 are not available or otherwise are not granted.

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13. Notice. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email or (iv) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

if to a Holder, to:

c/o Starboard Value LP

777 Third Avenue, 18th Floor

New York, NY 10017

Attention: Jeffrey C. Smith; Peter Feld

E-mail: jsmith@starboardvalue.com; pfeld@starboardvalue.com

with a required copies to (which copies shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Eleazer N. Klein

E-mail: eleazer.klein@srz.com

if to the Company, to:

comScore, Inc.

11950 Democracy Drive, Suite 600

Reston, VA 20190

Attention: Ashley Wright

Email: awright@comscore.com

with a required copies to (which copies shall not constitute notice):

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention: John Kupiec; Lawrence Elbaum

Email: jkupiec@velaw.com; lelbaum@velaw.com

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14. Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

15. Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16. Assignment. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Company, the Holders may not transfer or assign all or a portion of their rights under this Agreement other than to a fund or account managed by the same investment manager as the Holders; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, included all representations and warranties of the Holders included herein; provided further that no such transfer or assignment will relieve any Holder of any obligations arising under this Agreement prior to such transfer or assignment.

17. Amendments. Any amendments, waivers or modifications hereto must be executed in writing by all Parties hereto.

18. Entire Agreement. This Agreement, the Confidentiality Agreement, the Side Letter, the Securities Purchase Agreement, the Security Documents, the Notes and any other Transaction Documents, constitute the entire agreement and supersede all other prior agreements, both written and oral, among the Parties hereto with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person, other than the Parties hereto, any rights or remedies hereunder.

19. Termination of Agreement. This Agreement shall be automatically terminated without further action by any Party upon the earliest to occur of (i) the valid termination of any of the Purchase Agreements in accordance with the respective Article IX thereof, (ii) the written agreement of the Holders and the Company to terminate this Agreement and (iii) the later of (A) the first date after the Closing as of which the Holders cease to hold any Closing Shares and (B) the twelve (12) month anniversary of the Closing Date, except that, solely, with respect to the termination of this Agreement pursuant to clause (iii), Section 7 will survive the termination of this Agreement.

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11

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties, all as of the date hereof.

COMSCORE, INC.

By:	/s/ Greg Fink
Name:	Greg Fink
Title:	CFO

[Signature Page to Agreement]

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP, its investment manager

By:	/s/ Peter Feld
Name:	Peter Feld
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP, its general partner

By:	/s/ Peter Feld
Name:	Peter Feld
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP, its manager

By:	/s/ Peter Feld
Name:	Peter Feld
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP, its general partner

By:	/s/ Peter Feld
Name:	Peter Feld
Title:	Authorized Signatory

STARBOARD VALUE LP, in its capacity as the investment manager of a certain managed account

By: Starboard Value GP, LLC, its general partner

By:	/s/ Peter Feld
Name:	Peter Feld
Title:	Authorized Signatory

[Signature Page to Agreement]

STARBOARD X MASTER FUND LTD

By: Starboard Value LP, its investment manager

By:	/s/ Peter Feld
Name:	Peter Feld
Title:	Authorized Signatory

[Signature Page to Agreement]

EXHIBIT A

Purchase Agreement with Charter Communications Holding Company, LLC

[Intentionally Omitted]

[Signature Page to Agreement]

EXHIBIT B

Purchase Agreement with Qurate Retail, Inc.

[Intentionally Omitted]

[Signature Page to Agreement]

EXHIBIT C

Purchase Agreement with Pine Investor, LLC

[Intentionally Omitted]

[Signature Page to Agreement]

EXHIBIT D

[Intentionally Omitted]

EXHIBIT E

Form of Payoff Letter

[Intentionally Omitted]

EXHIBIT F

[Intentionally Omitted]

SCHEDULE 1

COMPETITORS

[Intentionally Omitted]

SCHEDULE 2

RESTRICTED PERSONS

[Intentionally Omitted]